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             Asante Announces Second Quarter 2003 Operating Results

Corporate Contact:

Anthony Contos
Asante Technologies, Inc.
Phone:   408-435-8401 Ext.388
Fax:     408-894-0526
Email:  ir@asante.com


SAN JOSE, Calif., April 30, 2003 - Asante Technologies, Inc. (NASDAQ: ASNT.OB) today announced results for the second quarter of fiscal 2003. The Company reported sales of $2.6 million for the quarter ended March 29, 2003, down from $4.0 million for the same period last year. The Company posted a net loss of $0.8 million, or $0.07 per share, compared to a net loss of $0.5 million, or $0.05 per share, in the second fiscal quarter of 2002. The decline in sales was due primarily to the current economic slowdown, a reduction of sales in the distributor channel, and sharp reductions in average selling prices due to several factors including reduced channel demand due to the then-impending war in Iraq, and seasonally weaker sales in the second quarter.

Sales totaled $6.4 million for the first six months of fiscal 2003, a decrease of 18 percent compared with $7.8 million for the same period a year ago. The Company reported a net loss for the first six months of fiscal 2003 of $1.0 million, or $0.11 per share, compared to net loss of $1.2 million, or $0.12 per share, a year ago.

During the quarter, the Company completed the introduction of its family of unmanaged Gigabit switches, and introduced its first high-end Layer 3/4 high-port count Gigabit switch offering powerful Quality of Service (QOS) features and support for Jumbo frames. These introductions provide solutions for a majority of customers from the backbone of a network to the desktop and home office. However, sales of the Company's products were negatively impacted by a reduction of revenues in the industry affecting the distribution channel, and budget cuts in education causing a delay in purchasing by many educational institutions.

"I am disappointed with the results. However, the Company currently offers a great end-to-end solution for a large portion of customers at a good value, which is very attractive. Additionally, we have seen a lot of interest in our new Gigabit products and feel we are well positioned in this segment of the market," stated Wilson Wong, Asante's Chairman, President, and CEO. "Additionally, we have been successful with the majority of our current major direct accounts in strengthening our ties, and taking steps to move forward with new projects and mutual collaboration in several areas."

"Until we see anticipated improvement in this economy, the Company will continue to make moves to improve operational efficiencies, improve effectiveness and seek strategic partners to


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enable the company to increase market  awareness.  We believe  competition  will remain strong during this prolonged downturn and plan to use our strengths to improve our results and increase sales to key accounts and channels," concluded Wong.

About Asante

Asante is a leading supplier of network connectivity products for Macs and PCs. The Company's FriendlyNET(R) products simplify networking and provide Internet access for small offices/home offices and education (K-12 and universities). The Company's IntraCore products support multi-service applications for large enterprises. For additional information telephone (408) 435-8388 or visit Asante's Worldwide Web address at: http://www.asante.com.

                                     * * * *

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those risks set forth under the caption "Business Risks" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Report on Form 10-K for the year ended September 28, 2002 and in the Company's Quarterly Reports on Form 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Such risks include the Company's potential need for additional financing, and the Company's ability to attract and retain qualified personnel, competition, and technological change. Readers should carefully review the risk factors described in such reports and other filings made by the Company from time to time with the Securities and Exchange Commission.